Sheet1

Revised
ACM Managed Income Fund, Inc.			Exhibit 77C
811- 05643

77C - Matters submitted to a vote of security holders

A Special Meeting of Shareholders of ACM Managed Income Fund, Inc. (ACM V) was held on March 8, 2001. A description of each proposal and number of shares voted at the meeting are as follows:

	# of Shares Voted For / Withheld		Shares Authority
To elect three Directors of ACM V for a term of three years and until his successor is duly elected and qualified.

John H. Dobkin	21,608,939.633	0	589,087.695

Donald J. Robinson	21,615,059.696	0	582,967.632

Clifford L. Michel	21,621,832.370	0	576,194.958

	Shares Voted For	Shares Voted Against	Shares Abstained
To elect one Director to represent the interest of ACM V Preferred Stockholders for a term of one year and until his successor is duly elected and qualified.

Dr. James M. Hester	949	0	0

To ratify the selection of Ernst & Young LLP as independent accountants for ACM V, and its fiscal year ending in 2001.	21,743,421.240	199,012.903	255,593.185

To ratify the selection of Ernst & Young LLP as independent accountants for the Preferred Stockholders of ACM V, and its fiscal year ending in 2001.	949	0	0

Last Updated on 10/30/2001
By MLMAG